77.I  Terms of new or amended securities

AllianceBernstein Mid-Cap Growth Fund, Inc.


In 2005, the Fund issued three new classes of shares, Class R, Class K and Class I shares. Class R, Class K and Class I Shares, along with Adviser Class, Class A, Class B and Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that i Class A shares bear the expense of the initial sales charge or contingent deferred sales charge, when applicable, Class B and Class C shares bear the expense of the deferred sales charge, and Adviser Class, Class R, Class K and Class I shares do not bear sales charges ii Class A, Class B, Class C and Class R shares each bear the expense of a higher distribution services fee than that borne by Class K shares
Class B and Class C shares each bear the expense of a higher distribution services fee, and Class A and Class K a lower distribution services fee, than that borne by Class R shares and Class I and Advisor Class shares do not bear such a fee, iii transfer agency costs differ with respect to each Class iv each of Class A, Class B, Class C, Class R and Class K shares has exclusive voting rights with respect to provisions of the Rule 12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class and v Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.

Mflegal/N-SAR/AMCGF-Question77-K, R, & I Shares-9-05.doc